UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Associated Capital Group, Inc.

(Name of Registrant as Specified in its Charter)

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ASSOCIATED CAPITAL GROUP, INC.

191 Mason Street

Greenwich, CT 06830

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 2, 2023

We are pleased to invite you to attend our Annual Meeting of Shareholders to be held at our office at 191 Mason Street, Greenwich CT 06830, on June 2, 2023, at 4:00p.m., local time. At the Annual Meeting, we will ask shareholders:

1.	To elect nine directors to the Board of Directors to serve until the 2024 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;

3.	To vote on any other business that properly comes before the meeting.

At the meeting, we will also review our 2022 financial results and outlook for the future and will answer your questions.

Shareholders of record at the close of business on April 14, 2023 are entitled to vote at the meeting or any adjournments or postponements thereof. Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

We encourage all shareholders to attend the Annual Meeting.

By Order of the Board of Directors

PETER D. GOLDSTEIN Secretary

April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on June 2, 2023.

This Notice, the Proxy Statement, and the 2022 Annual Report on Form 10-K are available free of charge on the following website: https://www.associated-capital-group.com/ir/SECfilings.

ASSOCIATED CAPITAL GROUP, INC.

191 Mason Street

Greenwich, CT 06830

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 2, 2023

INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this proxy statement to “Associated Capital Group, Inc.,” “Associated Capital Group,” “Associated Capital,” “the Company,” “AC,” “we,” “us” and “our” or similar terms are to Associated Capital Group, Inc., a Delaware corporation, its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of Associated Capital (the “Board”) for use at our 2023 annual meeting of shareholders (the “2023 Annual Meeting”) to be held at our office at 191 Mason Street, Greenwich, CT 06830, on Friday, June 2, 2023, at 4:00 p.m., local time, and at any adjournments or postponements thereof.

The purpose of the 2023 Annual Meeting is to elect directors, to ratify the appointment of the Company’s independent registered public accounting firm, and to act upon any other matters properly brought to the 2023 Annual Meeting. We are sending you this proxy statement, the proxy card, and our annual report on Form 10-K containing our financial statements and other financial information for the year ended December 31, 2022 (the “2022 Annual Report”) on or about April 28, 2023. The 2022 Annual Report, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on April 14, 2023, the record date for the 2023 Annual Meeting, are entitled to notice of and to vote at the 2023 Annual Meeting. On this record date, we had outstanding 2,952,783 shares of Class A Common Stock, par value $0.001 per share (“Class A Stock”), and 18,962,754 shares of Class B Common Stock, par value $0.001 per share (“Class B Stock”).

The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on April 14, 2023 shall constitute a quorum for the transaction of business at the 2023 Annual Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share, and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the 2023 Annual Meeting by the holders of Class A Stock and Class B Stock outstanding on April 14, 2023, voting together as a single class, will be elected to serve until the 2024 annual meeting of shareholders (“2024 Annual Meeting”) or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the 2023 Annual Meeting.

Under the New York Stock Exchange (“NYSE”) rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting.

In contrast, the election of directors is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on this proposal may not vote on it. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval. Accordingly, broker non-votes will have no effect on the outcome of the vote for the election of directors. Abstentions will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and therefore will have no effect on the outcome of the vote for the election of directors, but will have the same effect as voting against the remaining proposal.

We will pay for the costs of soliciting proxies and preparing the 2023 Annual Meeting materials. We ask securities brokers, custodians, nominees and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means but will not receive additional compensation for doing so.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2022 Annual Report to multiple shareholders who share an address unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2022 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this proxy statement and 2022 Annual Report, now or in the future, should submit this request by writing to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830 or by calling our Secretary at (203) 629-9595. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

All shareholders and properly appointed proxy holders may attend the 2023 Annual Meeting. Shareholders who plan to attend must present valid photo identification. If you hold your shares in a brokerage account, please also bring proof of your share ownership, such as a broker's statement showing that you owned shares of the Company on the record date for the 2023 Annual Meeting or a legal proxy from your broker or nominee. A legal proxy is required if you hold your shares in a brokerage account and you plan to vote in person at the 2023 Annual Meeting. Shareholders of record will be verified against an official list available at the 2023 Annual Meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date for the 2023 Annual Meeting.

The Board has selected each of Peter D. Goldstein, David M. Goldman, Patrick B. Huvane and Ian J. McAdams to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Goldstein, Goldman, Huvane and McAdams as your representatives at the 2023 Annual Meeting. Unless otherwise indicated on the proxy, all properly executed proxies received in time to be tabulated for the 2023 Annual Meeting will be voted “FOR” the election of the nominees named below, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, and as the proxyholders may determine in their discretion with regard to any other matter properly brought before the meeting. You may revoke your proxy at any time before the 2023 Annual Meeting by delivering a letter of revocation to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830 or by properly submitting another proxy bearing a later date. The last proxy you properly submit is the one that will be counted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on June 2, 2023

This Notice, the Proxy Statement, and the 2022 Annual Report on Form 10-K are available free of charge on the following website: https://www.associated-capital-group.com/ir/SECfilings.

Associated Capital makes available free of charge through its website, at www.associated-capital-group.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, a link to its Current Reports on Form 8-K and amendments to such reports, as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (“SEC”). Copies of certain of these documents may also be accessed electronically by means of the SEC’s home page at www.sec.gov. Associated Capital also makes available on its website at https://www.associated-capital-group.com/ir/CorporateGovernance the charters for the Audit Committee, Compensation Committee, Governance Committee and Nominating Committee, as well as its Code of Business Conduct and Ethics and Corporate Governance Guidelines. Print copies of these documents are available upon written request to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830.

SMALLER REPORTING COMPANY

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s current directors are as follows (ages are as of March 31, 2023):

Name	Age	Position
Mario J. Gabelli	80	Executive Chair
Douglas R. Jamieson	68	Director, Chief Executive Officer and President
Marc Gabelli	54	Director
Daniel R. Lee	66	Director
Bruce M. Lisman	76	Director
Richard T. Prins	72	Director
Frederic V. Salerno	79	Director
Salvatore F. Sodano	67	Director
Elisa M. Wilson	50	Director

The Company’s Amended and Restated Bylaws provide that the Board shall consist of not less than three nor more than twelve directors, the exact number thereof to be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the members then in office. The Board has fixed the number of directors to be elected at the 2023 Annual Meeting at nine.

Our Nominating Committee recommended, and the Board approved, the nomination of each of the current directors, to hold office until the 2024 Annual Meeting or until their respective successors are duly elected and qualified. Directors who receive a plurality of the votes cast at the 2023 Annual Meeting shall be elected. Each of the nominees has consented to being named in the proxy statement and to serve if elected.

All properly executed proxies received in time to be tabulated for the 2023 Annual Meeting will be voted “FOR” the election of the nominees named above, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the 2023 Annual Meeting, your proxies may be voted “FOR” the election of a replacement designated by the Board.

The following are brief biographical sketches of the nine nominee directors, including their principal occupations at present and for the past five years, as of March 31, 2023. Unless otherwise noted, the nominee directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

The Board believes that each of the nominee directors possesses the necessary attributes, skills, qualifications and experience that are appropriate for them to serve as a director of the Company. Our directors have held senior positions as leaders of various entities, demonstrating their ability to perform at the highest levels. The expertise and experience of our directors enable them to provide broad knowledge and sound judgment concerning the issues facing the Company.

Nominee Director Biographies

The Board has proposed all of the following as nominees:

Mario J. Gabelli has served as the Company’s Executive Chair since the spin-off transaction from GAMCO Investors, Inc. (“GAMCO”) was completed on November 30, 2015. In addition, Mr. Gabelli served as the Chief Executive Officer of the Company until November 2016. Mr. Gabelli is Chair, Co-Chief Executive Officer and Chief Investment Officer—Value Portfolios (Co-CIO – Value since August 2015) and a director of GAMCO since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by GAMCO and its affiliates. Mr. Gabelli also serves as the Chief Executive Officer and Co-Chief Investment Officer of the value portfolios of GAMCO Asset Management Inc., GAMCO’s wholly-owned subsidiary. Mr. Gabelli was a portfolio manager for Teton Advisors, LLC (“Teton”) from 1998 to February 2017. Teton is an asset management company which was spun-off from GAMCO in March 2009. Since March 2017, GAMCO serves as a sub-advisor to Teton, and Mr. Gabelli serves as a portfolio manager under that sub-advisory agreement. Mr. Gabelli has served as Chair of LICT Corporation (“LICT”), a public company engaged in broadband transport and other communications services, from 2004 to the present and has been the Chief Executive Officer of LICT since December 2010. He has also served as a director of CIBL, Inc. (“CIBL”), a public holding company that was spun-off from LICT in 2007, from 2007 to the present, and as the Chair of Morgan Group Holding Co., a public holding company, from 2001 to October 2019, and as the Chief Executive Officer of Morgan Group Holding Co. from 2001 to November 2012. He served as a director of ICTC Group, Inc. (“ICTC”), a rural telephone company serving southeastern North Dakota, from July 2013 to October 2018. In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”) a private company which owns a majority of the Associated Capital Class B Stock through GGCP Holdings, LLC (“Holdings”) a subsidiary of GGCP, and the President of MJG Associates, Inc., which acts as an investment manager of various investment funds and other accounts. Mr. Gabelli serves as Overseer of the Columbia University Graduate School of Business and as a Trustee Associate of Boston College and Trustee of Roger Williams University. He also serves as a director of the Foreign Policy Association, The Winston Churchill Foundation, The E. L. Wiegand Foundation, The American-Italian Cancer Foundation and The Foundation for Italian Art & Culture. He is also Chair of the Gabelli Foundation, Inc., a Nevada private charitable trust. Mr. Gabelli served as Co-President of Field Point Park Association, Inc.

The Board believes that Mr. Gabelli’s qualifications to serve on the Board include his over forty years of experience with the Company and its predecessors, his control of the Company through his ownership of the majority shareholder and his position as Executive Chair of the Company.

Douglas R. Jamieson has served as President and Chief Executive Officer of the Company since November 2016 and as a director since May 2017. In August 2022 he was named co-CEO of GAMCO. He served as President and Chief Operating Officer of GAMCO from August 2004 to November 2016, and as a director since February 2022. He has served as a director of GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO, since 1991, as its President and Chief Operating Officer since 2004, and as its Executive Vice President and Chief Operating Officer from 1986 to 2004. Mr. Jamieson also serves as President and a director of Gabelli & Company Investment Advisers, Inc. (f/k/a Gabelli Securities, Inc., “GCIA”), a wholly-owned subsidiary of the Company, a director of Gabelli Securities International (Bermuda) Ltd., a wholly owned subsidiary of the Company, and a director of GAMCO Asset Management (UK) Ltd., a wholly-owned subsidiary of GAMCO. Mr. Jamieson served on the Board of Teton Advisors, Inc. from 2005 through 2010. Mr. Jamieson also serves as a director of several investment funds that are managed by GCIA. Mr. Jamieson was a securities analyst with the predecessor of G.research, LLC (“G.research”), a broker-dealer, from 1981 to 1986. He was a director of GGCP from December 2005 through December 2009, and served as an advisor to the GGCP board through 2010.

The Board believes that Mr. Jamieson’s qualifications to serve on our Board include his business experience, his financial expertise, his experience serving as an executive officer of our Company and his investment experience.

Marc Gabelli served as President of the Company from its formation until November 2016 and has served as a director since May 2017. He also served as a director of GAMCO Investors, Inc. from November 2014 until May 2016, the period prior to the Company’s NYSE listing. Mr. Gabelli has served as President of the Company’s control parent company, GGCP, since 1999 and as a director since 1994. Mr. Gabelli has been Chair of Teton Advisors, Inc. (TETAA:OTC) since January 2018 and LGL Group (LGL:NYSE MKT) since 2017, and Chair of Gabelli Merger Plus+ Trust PLC (GMP:LSE) since 2017. Mr. Gabelli is also a non-executive director of Gabelli Securities International (UK) Ltd., Managing Partner of Horizon Research of New Delhi India since 2012, and Director and Managing Partner of Swiss based GGCP and GAMA Funds Holdings GmbH since 2010. As a fund manager since 1990, Mr. Gabelli’s focus is global value investments with portfolio assignments including alternative and traditional asset management. He manages alternative investment portfolios and the group’s investment companies trading on the London Stock Exchange. He has managed several Morningstar five star mutual funds and a Lipper #1 ranked global equity mutual fund. In corporate matters, he has assisted on group restructurings, including GAMCO’s initial public offering and the subsequent formation of the Company. He built the hedge fund platform of the Company’s wholly-owned subsidiary, Gabelli & Partners, LLC, and expanded the business internationally, opening the GAMCO London and Tokyo offices. In 2001, he also formed and served as General Partner of OpNet Partners, a Gabelli venture capital fund focused on optical networking technologies. He is also a Director of LICT. Mr. Gabelli is active in a variety of charitable educational efforts in the United States, Europe and the United Kingdom.

Mr. Gabelli began his career in equity research and arbitrage for Lehman Brothers International. He is a member of the New York Society of Security Analysts. He received an M.B.A. from the Massachusetts Institute of Technology and is a graduate of Harvard University, with a Master’s degree in Government, and Boston College, with a Bachelor’s degree in economics. Marc Gabelli is a son of Mario J. Gabelli.

The Board believes that Mr. Gabelli’s qualifications to serve on our Board include his extensive knowledge of our business and industry, and his financial and leadership expertise as an executive of various investment firms.

Daniel R. Lee has been a director of the Company since the spin-off transaction from GAMCO was completed on November 30, 2015. Mr. Lee served as a director of GCIA from August 2012 until August 2016 and as a director of Lynch Interactive Corporation from 2000 to 2005 and again from January 2010 to July 2013. He has also served in a number of senior executive and financial positions over the course of a long and distinguished business career. Mr. Lee is currently the Chief Executive Officer, President and a director of Full House Resorts, Inc., a developer and manager of gaming properties headquartered in Las Vegas, NV. He has held these positions since December 2014. Previously, he served as Chair and Chief Executive Officer of F.P. Holdings, LP, the owner and operator of The Palms Casino Resort in Las Vegas, NV, from September 2013 to July 2014. Prior to that, he was Managing Partner of Creative Casinos, LLC, a casino developer and operator that he sold. He also served as Chair and Chief Executive Officer of Pinnacle Entertainment, Inc., an owner and operator of gaming entertainment properties, from 2002 to 2009, during which time it was a NYSE-listed company. He held the positions of Chief Financial Officer, Treasurer and Senior Vice President—Finance of Mirage Resorts, Inc., from 1992 to 1999. Previously, he was a Managing Director of a major brokerage firm and was a Chartered Financial Analyst. Mr. Lee served as a director of ICTC from June 2015 until December 2016 and as a director of LICT from 2000 to 2005 and again from January 2010 to July 2013. Mr. Lee also served as a director of Myers Industries Inc. (“Myers”, NYSE: MYE), a diversified manufacturing company focusing on polymer products and wholesale distribution, from May 2013 to May 2015 and from May 2016 to May 2018.

The Board believes that Mr. Lee’s substantial financial experience and expertise, his experience in the financial services industry and his executive management experience as CEO of a large public corporation make him well-qualified to serve on the Company’s board.

Bruce M. Lisman has been a director of the Company since the spin-off transaction from GAMCO was completed on November 30, 2015. Mr. Lisman has served as a director of National Life Group, a mutual life insurance company, since 2004. He has been a director of Myers, a leading manufacturer of polymer products and a distributor of tire and wheel products, since April 2015. He has been a board member of Circor International (NYSE: CIR), a flow and motion control manufacturer for mission critical applications, since June 2020. He is an organizer and Director of Bank of Burlington, a newly formed commercial bank in Vermont. He previously served on the boards of PC Construction, an engineering and construction company, as Chair from 2013 to 2021, Merchants Bancshares from 2005 to 2016, and The Pep Boys – Manny, Moe & Jack (NYSE: PBY) from 2015 until 2016 when it was sold. He has also served on the boards of American Forests (Chair) and the University of Vermont (Chair), among other organizations. Before his retirement in 2009, Mr. Lisman was the Director of Research from 1984 to 1987 at Bear Stearns Companies and Co-Head of the Institutional Equities Division from 1987-2008. After Bear Stearns was acquired by JP Morgan Chase & Co (NYSE: JPM) in 2008, he became Chair of JP Morgan’s Global Equity Division, retiring in 2009.

The Board believes that Mr. Lisman’s qualifications to serve on our Board include his extensive board experience as a chair, vice chair and committee chair/member in a broad range of businesses and civic organizations, in addition to his experience serving as an executive officer and his investment experience.

Richard T. Prins has been a director of the Company since June 2021. Mr. Prins was a partner in the law firm Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) for 35 years before retiring at the end of 2020. At Skadden, Mr. Prins founded the firm’s investment management practice. Within that industry and related businesses, he was active in many areas, including structuring new kinds of investment funds and securities products, solving complex regulatory issues, handling initial public offerings and follow-on financings and mergers and acquisitions transactions. Mr. Prins also served on Skadden’s management committee and various other committees. Mr. Prins has been a director of Gracie Point Holdings, LLC, a rapidly growing provider of insurance premium finance solutions, since 2018. Mr. Prins serves as a director and is active in committee work at the Chamber Music Society of Lincoln Center and Skowhegan School of Painting & Sculpture. Mr. Prins received his JD with honors from the University of Michigan Law School in 1977 and graduated from Calvin University in 1972.

The Board believes that Mr. Prins’s qualifications to serve on our Board include his extensive legal experience, including his work on investment management related matters.

Frederic V. Salerno has been a director of the Company since February 2017. Mr. Salerno served as the Vice Chair of Verizon Communications, Inc. (“Verizon”). Before the merger of Bell Atlantic and GTE Corporation, Mr. Salerno was Senior Executive Vice President, Chief Financial Officer of Bell Atlantic and served in the Office of the Chair from 1997 to 2001. Prior to joining Bell Atlantic, he served as Executive Vice President and Chief Operating Officer of New England Telephone from 1985 to 1987, President and Chief Executive Officer of New York Telephone from 1987 to 1991 and Vice Chair, Finance and Business Development at NYNEX from 1991 to 1997. Mr. Salerno is also the Chair of the Board of Directors of GGCP. Mr. Salerno currently serves as a director of the Madison Square Garden Entertainment Corp., previously known as the Madison Square Garden Company (NYSE:MSG) prior to a spin-off transaction. He also previously served as a board member of National Fuel Gas Company, Popular, Inc., Viacom, CBS, Florida Community Bank, Akamai Technologies, Inc. and Intercontinental Exchange, Inc.

The Board believes that Mr. Salerno’s qualifications to serve on the Board include his former position as Vice Chair of Verizon and his past and current positions as a director of other public and private companies and charitable organizations.

Salvatore F. Sodano has been a director of the Company since the spin-off transaction from GAMCO was completed on November 30, 2015. Mr. Sodano served as Vice Chair at Broadridge Financial Solutions from June 2016 until June 2020, where he led Broadridge Advisor Solutions (“BAS”). Mr. Sodano served as Chair and chief executive officer of Worldwide Capital Advisory Partners, LLC (“Worldwide Capital”) from April 2013 to 2020. Worldwide Capital provided research and advisory services on corporate finance and investment activities, management, operations and technology matters. From 2012 to 2019, Mr. Sodano served as a senior advisor to the chief executive officer of Burke & Quick Partners, where he previously served as Chair of strategy and business development from October 2012 to August 2013. Mr. Sodano served as Vice Chair and a member of the board of directors of GCIA from September 2014 through August 2016 and served as Chair of the Audit Committee of the board of directors of GCIA from January 2015 through August 2016. In January 2015, Mr. Sodano also became Chair of the Board of Directors and Chair of the Executive Committee and the Executive Compensation Committee of Catholic Health, a 17,000-employee healthcare system. From June 2006 to June 2010, Mr. Sodano served as the Dean of the Frank G. Zarb School of Business at Hofstra University. Mr. Sodano also served as Chair of Hofstra University’s Board of Trustees for the maximum three one-year terms from October 2002 through October 2005. From 1997 to 2004, Mr. Sodano held increasingly senior roles at the National Association of Securities Dealers, Inc. (the “NASD”) and its affiliated companies. Mr. Sodano was serving as Deputy Chief Operating Officer and Chief Financial Officer of the NASD in 1998 when it acquired the American Stock Exchange (the “AMEX”). From 1999 to 2000, Mr. Sodano simultaneously served as Chair and Chief Executive Officer of the AMEX and Chief Operating Officer and Chief Financial Officer of the NASD. He served as a member of the Board of Governors of the NASD from 1999 to 2004. Mr. Sodano was appointed Vice Chair of the NASD Board of Governors in 2000, at which point he relinquished his role as Chief Operating Officer and Chief Financial Officer of the NASD. Mr. Sodano served as Vice Chair of the NASD Board of Governors and Chair and Chief Executive Officer of the AMEX until it was sold in 2004. He remained Chair of the AMEX until he retired in 2005. Mr. Sodano has been the Sorin Distinguished Teaching Fellow at the Frank G. Zarb School of Business at Hofstra University and is currently an adjunct Full Professor.

The Board believes that Mr. Sodano’s qualifications to serve on our Board include his business and academic experience, his financial expertise, including his audit committee experience, his experience as a member of the GCIA board of directors and as Chair of the GCIA Audit Committee.

Elisa M. Wilson has served as a director of GAMCO since February 2009, a director of GGCP since January 2019, and a director of the Company since February 2019. Ms. Wilson is the President and a trustee of the Gabelli Foundation, Inc., a Nevada private charitable trust. She also serves as a Director and Vice President of the Breast Cancer Alliance, a member of the Brunswick School BPA board and a member of the Board of Trustees of Boston College. Ms. Wilson earned a B.A. from Boston College and an M.A., Ed.M. from Columbia University. Ms. Wilson is the daughter of Mario J. Gabelli.

The Board believes that Ms. Wilson’s qualifications to serve on our Board include her extensive knowledge of our business and industry, and her broad experience on the boards of both financial and charitable institutions.

Recommendation

The Board recommends that shareholders vote “FOR” all of the nominees to our Board.

Vote Required

Nominees who receive a plurality of the votes cast will be elected to serve as directors of the Company until the 2024 Annual Meeting or until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will have no effect on the outcome of this proposal. Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 1 will be deemed to have voted “FOR” all nominees. Abstentions, if any, will not be considered in determining the number of votes necessary for approval and therefore will have no effect on the outcome of the vote for the election of directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accountants. In accordance with our governance documents, the Board believes that this proposal is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that the shareholders do not approve the selection of D&T, the Audit Committee will reconsider the selection of D&T. Ultimately, however, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent auditors, whether or not the Company’s shareholders ratify the appointment.

For additional information regarding the selection of D&T as the Company’s independent registered public accountants, please see the section captioned Independent Registered Public Accounting Firm on page 26.

Recommendation

The Board recommends that shareholders vote “FOR” ratification of D&T as the Company’s independent registered public accountants for the year ended December 31, 2023.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 2 will be deemed to have voted “FOR” Proposal 2. Broker non-votes, if any, will have no effect on the outcome of this proposal. Abstentions, if any, will have the same effect as a vote against this proposal.

CORPORATE GOVERNANCE

Associated Capital continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses. The Company is active in ensuring that its governance practices continue to serve the interests of its shareholders and remain at the leading edge of best practices.

Determination of Director Independence

The Board has established guidelines which it uses in determining director independence and that are based on the director independence standards of the NYSE. A copy of these guidelines can be found as Annex A. These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available at the following website: https://www.associated-capital-group.com/ir/CorporateGovernance. A copy of these guidelines may also be obtained upon request from our Secretary.

In making its determination of independence with respect to Messrs. Lee and Lisman, the Board considered that from time to time, investment advisory affiliates of GAMCO have nominated and may continue to nominate them to the boards of directors of public companies. In making its determination of independence with respect to Messrs. Sodano, Salerno and Lee, the Board considered Mr. Salerno’s service on the board of directors of GGCP and Mr. Sodano’s and Mr. Lee’s former service on the board of directors of GCIA. In making its determination with respect to Mr. Prins, the Board considered Mr. Prins representation of GAMCO and its affiliated entities while a partner at Skadden.

With respect to these relationships, the Board considered Messrs. Lee’s, Lisman’s, Prins’, Salerno’s and Sodano’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the foregoing directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director.

The table below sets forth certain information regarding the current directors that serve on our Committees.

	Audit	Governance	Compensation	Nominating
Name	Committee	Committee	Committee	Committee
Mario J. Gabelli				X
Frederic V. Salerno	X	X	X (Chair)	X
Daniel R. Lee		X	X
Bruce M. Lisman	X	X (Chair)
Salvatore F. Sodano	X (Chair)
Elisa M. Wilson				X (Chair)

Committee assignments for 2023 will be made after the annual election of directors.

The Board’s Role in the Oversight of Risk

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its Committees. Various reports and presentations regarding risk management are presented to the Board including the procedures that the Company has adopted to identify and manage risk. Each of the Board’s Committees addresses risks that fall within the Committee’s area of responsibility. For example, the Audit Committee is responsible for “overseeing the quality and objectivity of Associated Capital’s financial statements and the independent audit thereof.” The Audit Committee reserves time at each of its quarterly meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management. The Director of Internal Audit also is significantly involved in risk management evaluation and designs the Company’s internal audit programs to take account of risk evaluation and works in conjunction with the Company’s principal financial officers. The Director of Internal Audit reports directly to the Company’s Audit Committee.

Relationship of Compensation and Risk

The Compensation Committee of the Board works with the Executive Chair and Chief Executive Officer and President in reviewing the significant elements of the Company’s compensation policies and programs for all staff. They evaluate the intended behaviors each program is designed to incentivize to ensure that such policies and programs are appropriate for the Company.

The Board and Committees

During 2022, there were five meetings of the Board. Our Board has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the NYSE because GGCP holds more than 50% of the voting power of the Company. As a result, we are exempt from the corporate governance standards of the NYSE requiring that a majority of the Board be independent and that all members of the Governance, Nominating and Compensation Committees be independent. While the Company is a controlled company, the Board nevertheless is currently comprised of a majority of independent directors.

At least once each year, our independent directors meet in a separate executive session. Mr. Salerno serves as lead independent director and chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our independent registered public accounting firm. Messrs. Lisman, Salerno and Sodano, each of whom is an independent director as defined by the corporate governance standards of the NYSE and the Company’s guidelines as set forth in Annex A, are members of the Audit Committee. The Board has determined that Mr. Sodano meets the standards of an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee met four times during 2022. A copy of the Audit Committee’s charter is posted on our website at https://www.associated-capital-group.com/ir/CorporateGovernance. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Compensation Committee reviews the amounts paid to the Executive Chair for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers, including the Chief Executive Officer. It also administers our Stock Award and Incentive Plan. Messrs. Lee and Salerno, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee does not have a formal policy regarding delegation of its authority. The Compensation Committee had one meeting during 2022. A copy of the Compensation Committee’s charter is posted on our website at https://www.associated-capital-group.com/ir/CorporateGovernance. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Lee, Lisman and Salerno, each of whom is an independent director, are the members of the Governance Committee. The Governance Committee did not meet during 2022. A copy of the Governance Committee’s charter is posted on our website at https://www.associated-capital-group.com/ir/CorporateGovernance. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Nominating Committee advises the Board on the selection and nomination of individuals to serve as directors of the Company. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Mr. Mario Gabelli, Mr. Salerno and Ms. Wilson are the members of the Nominating Committee. Mr. Mario Gabelli and Ms. Wilson are not independent directors as defined by the corporate governance standards of the Company. The Nominating Committee had no meetings during 2022. A copy of the Nominating Committee’s charter is posted on our website at https://www.associated-capital-group.com/ir/CorporateGovernance. A shareholder may also obtain a copy of the charter upon written request from our Secretary delivered to our principal executive office.

The Nominating Committee has adopted the following policy regarding diversity: When identifying nominees as directors, the Committee will have a bias to have diverse representation of candidates who serve or have served as chief executive officers or presidents of public or private corporations or entities that are either for-profit or not-for-profit. In accordance with its charter, the Nominating Committee will review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and recommend whether or not the director should be re-nominated. The Nominating Committee will review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken.

Consideration of Director Candidates Recommended by Shareholders

Except as set forth in the Company’s Amended and Restated Bylaws, the Nominating Committee does not have a formal policy regarding the recommendation of director candidates by shareholders. The Board believes it is appropriate not to have such a policy because GGCP holds the majority of the voting power. Nevertheless, the Nominating Committee will consider appropriate candidates recommended by shareholders. Under the process described below, a shareholder wishing to submit such a recommendation should send a letter to our Secretary at 191 Mason Street, Greenwich, CT 06830. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications and otherwise comply with the requirements of our Amended and Restated Bylaws. At a minimum, candidates recommended for election to the Board must meet the independence standards of the NYSE as well as any criteria used by the Nominating Committee. The Nominating Committee will consider and evaluate candidates recommended by shareholders in the same manner as it considers candidates from other sources. Acceptance of a recommendation does not imply that the committee will ultimately nominate the recommended candidate.

Process for the Consideration of Director Candidates Nominated by Shareholders and of Business Proposed by Shareholders

Associated Capital’s Amended and Restated Bylaws set forth the processes and advance notice procedures that shareholders of Associated Capital must follow, and specifies additional information that shareholders of Associated Capital must provide, when proposing director nominations at any annual or special meeting of Associated Capital’s shareholders or other business to be considered at an annual meeting of shareholders. Generally, the Company’s Amended and Restated Bylaws provide that advance notice of shareholder nominations or proposals of business be provided to Associated Capital not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the preceding annual meeting of shareholders. For the 2024 Annual Meeting therefore, such notice of nomination or other business must be received at Associated Capital’s principal executive offices between February 3, 2024 and March 6, 2024.

Article III, Paragraph 8 of Associated Capital’s Amended and Restated Bylaws sets out the procedures a shareholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Amended and Restated Bylaws as of November 19, 2015, filed with the SEC on November 25, 2015, as Exhibit 3.2 to a Current Report on Form 8-K.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 4, 2024 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

Director Attendance

During 2022, all of the directors attended at least 75% of the meetings of the Board and the Board committees of which he or she was a member. 5 directors virtually attended our 2022 annual meeting of shareholders. We do not have a policy regarding directors’ attendance at our annual meetings.

Compensation of Directors

Neither Mr. Mario Gabelli nor Mr. Jamieson received compensation for serving as a director of the Company in 2022. All directors, other than Mr. Mario Gabelli and Mr. Jamieson, receive annual cash retainers and meeting fees as follows:

Board Member	$60,000
Audit Committee Chair	20,000
Compensation Committee Chair	12,000
Governance Committee Chair	12,000
Attendance per Board Meeting	5,000
Attendance per Audit Committee Meeting	4,000
Attendance per Compensation and Governance Committees Meeting	3,000

Director Compensation Table for 2022

The following table sets forth fees, awards, and other compensation paid to or earned by our directors in 2022.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards
Name	($)	($)(a)(b)	($)(a)(b)	Total ($)
Non-executive directors:
Daniel R. Lee	80,000	-0-	-0-	80,000
Bruce M. Lisman	103,000	-0-	-0-	103,000
Richard T. Prins	80,000	-0-	-0-	80,000
Frederic V. Salerno	112,000	-0-	-0-	112,000
Salvatore F. Sodano	120,000	-0-	-0-	120,000
Elisa M. Wilson	80,000	-0-	-0-	80,000

Executive directors:
Marc Gabelli	80,000	-0-	-0-	80,000

(a)

There were no AC phantom or other restricted stock awards or option awards granted to any non-executive directors or Mr. Marc Gabelli during 2022. See the Summary Compensation Table for 2022 and footnotes on page 16 for information on Mr. Mario Gabelli’s and Mr. Jamieson’s compensation and Certain Relationships and Related Transactions – Employment on page 24 for information on Mr. Marc Gabelli’s compensation. Also see Outstanding Equity Awards at Fiscal Year-End 2022 on page 19 for information on Mr. Jamieson’s phantom restricted stock awards.

(b)	There were no AC phantom or other restricted stock awards or option awards outstanding to any non-executive directors or Mr. Marc Gabelli at December 31, 2022.

Communications with the Board

Our Board has established a process for shareholders and other interested parties to send communications to the Board. Shareholders or other interested parties who wish to communicate with the Board, the non-management or independent directors, or a particular director, may send a letter to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our website at https://www.associated-capital-group.com/ir/CorporateGovernance. Any shareholder may also obtain a copy of the Code of Conduct upon request. Shareholders may address a written request for a printed copy of the Code of Conduct to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Employee, Officer and Director Hedging

Pursuant to our policies and procedures for transacting in Company securities, all employees, including our named executive officers, are prohibited from engaging in any transaction intended to hedge or minimize losses in the Company’s securities, including engaging in transactions in puts, calls, or other derivatives of the Company’s securities or short-selling the Company’s securities or “selling against the box” (i.e., failing to deliver sold securities).

Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board. Under the procedures, directors may not participate in any discussion or approval by the Board of related party transactions in which they or a member of their immediate family is an interested person, except that they shall provide information to the Board concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our spin-off from GAMCO on November 30, 2015 and financial service relationships, including investments in our investment partnerships, are not presented for review, approval or ratification by our Governance Committee or Board.

Furthermore, our Amended and Restated Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between Associated Capital and:

(i)

Mario J. Gabelli, any member of his immediate family who is at the time an officer or director of Associated Capital and any entity in which one or more of the foregoing beneficially owns a controlling interest of the outstanding voting securities or comparable interests (each, a “Gabelli”);

(ii)	any customer or supplier;

(iii)	any entity in which a director of Associated Capital has a financial interest (a “Related Entity”); or

(iv)	one or more of the directors or officers of Associated Capital or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified below is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, the directors and officers of Associated Capital or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to Associated Capital and its shareholders with respect to such Transaction, if any of the following four requirements are met:

(i)

the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board or the committee thereof that authorizes the Transaction, and the Board or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors of the Board or such committee, even if the disinterested directors represent less than a quorum;

(ii)

the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding voting stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii)

the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors of the Board or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv)	the Transaction is fair to Associated Capital as of the time it is approved by the Board, a committee thereof or the shareholders of Associated Capital.

For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Our Amended and Restated Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to Associated Capital and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to Associated Capital and its shareholders. In addition, our Amended and Restated Certificate of Incorporation provides that a Gabelli will not be liable to Associated Capital or its shareholders for breach of any fiduciary duty that a Gabelli may have as a director of Associated Capital by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and Associated Capital.

A description of certain related party transactions appears under the heading Certain Relationships and Related Transactions on pages 21 to 24 of this proxy statement.

INFORMATION REGARDING NAMED EXECUTIVE OFFICERS

Introduction

We are a “smaller reporting company” under applicable federal securities laws. As a smaller reporting company, we are providing compensation information pursuant to the reduced disclosure obligations applicable to smaller reporting companies.

Named Executive Officers

As a smaller reporting company, our “named executive officers” for the 2023 fiscal year are (i) our principal executive officer, (ii) our two other most highly compensated executive officers other than our principal executive officer at the end of the 2022 fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer at the end of the 2022 fiscal year. The named executive officers of the Company as of March 31, 2023 are as follows (ages are as of that date):

Name	Age	Position
Douglas R. Jamieson	68	Chief Executive Officer and President
Peter D. Goldstein	69	Senior Vice President, Chief Legal Officer and Secretary
Patrick B. Huvane	55	Interim Co-Chief Financial Officer
Ian J. McAdams	30	Interim Co-Chief Financial Officer

Timothy H. Schott, age 53, served as Executive Vice President - Finance and Chief Financial Officer from January 4, 2021 until his resignation on July 8, 2022.

Biographical information for Mr. Jamieson appears under Proposal 1- Election of Directors above. Brief biographical information for Messrs. Goldstein, Huvane and McAdams are set forth below:

Peter D. Goldstein has served as Chief Legal Officer and Secretary since April 16, 2021. Mr. Goldstein initially started with Gabelli in 1997, and currently serves as the Chief Legal Officer of Associated Capital Group, Inc. and GAMCO Investors, Inc. From 2004 until 2011, Mr. Goldstein served as the director of regulatory affairs and associate general counsel at GAMCO Investors Inc. and, prior to that, as chief compliance officer for the firm’s mutual funds complex. Mr. Goldstein previously served as the general counsel and chief compliance officer at Buckingham Capital Management, Inc. Earlier in his career, Mr. Goldstein was a litigation partner with the law firm Dorsey & Whitney in New York, and a branch chief in the enforcement division of the Securities & Exchange Commission. He was also previously a senior compliance officer at Goldman Sachs Asset Management. Mr. Goldstein holds a B.A., cum laude, from Brandeis University, an M.S. from Harvard University, and a J.D., magna cum laude, from Boston College Law School.

Patrick B. Huvane has been Interim Co-Chief Financial Officer of the Company since July 2022. In this position, Mr. Huvane also serves as our Co-Principal Financial Officer. Mr. Huvane has also served as the Chief Financial Officer of Teton Advisors, Inc. since 2019 and is the Executive Vice President, Finance and Business Development at The LGL Group, Inc. (NYSE: LGL). Previously, Mr. Huvane served as Vice President, Finance and Accounting at LGL Systems Acquisition Corp. (NYSE: DFNS) from September 2019 to August 2021 and as Chief Accounting Officer at Tiptree, Inc. (NASD: TIPT) from 2007 to 2018. Mr. Huvane holds a B.S. in Accounting from Manhattan College, an MBA from New York University, is a Certified Public Accountant and a CFA Charterholder.

Ian J. McAdams has been Interim Co-Chief Financial Officer of the Company since July 2022. In this position, Mr. McAdams also serves as our Co-Principal Financial Officer. Mr. McAdams joined the Company's finance team in 2021 and previously served as our Manager – External Reporting and Technical Accounting. Prior to joining the Company, Mr. McAdams began his career at Ernst & Young LLP where he was a Manager in the Banking and Capital Markets practice primarily focusing on providing client services to both publicly traded and private companies within the banking and asset management industries. Mr. McAdams holds a B.S. degree in Accounting from Binghamton University and is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2022

The following table sets forth the cash and non-cash compensation for fiscal years ended 2022 and 2021 paid to or earned by our Executive Chair and named executive officers for services rendered to the Company. The compensation paid to our named executive officers for the fiscal years set forth below is not necessarily indicative of how we will compensate our named executive officers in future years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mario J. Gabelli	2022	-0-	-0-	-0-	-0-	310,453	310,453
Executive Chair(a)	2021	-0-	-0-	-0-	-0-	9,050,055	9,050,055

Douglas R. Jamieson	2022	400,000	800,000	-0-	-0-	34,829	1,234,829
Chief Executive Officer and President(b)	2021	383,333	800,000	1,146,240	-0-	50,677	2,380,250

Peter D. Goldstein	2022	250,000	50,000	-0-	-0-	2,083	302,083
Senior Vice President, Chief Legal Officer and Secretary(c)	2021	91,667	-0-	250,740	-0-	2,083	344,490

Patrick B. Huvane	2022	82,917	50,000	-0-	-0-	-0-	132,917
Interim Co-Chief Financial Officer (from July 8, 2022) (d)

Ian J. McAdams	2022	171,346	100,000	187,650	-0-	5,000	463,996
Interim Co-Chief Financial Officer (from July 8, 2022)

Timothy H. Schott	2022	198,269	-0-	-0-	-0-	-0-	198,269
Former Executive Vice President - Finance and Chief Financial Officer(e)	2021	322,917	300,000	304,470	-0-	-0-	927,387

(a)	Mr. Mario Gabelli received no fixed salary or bonus in 2022 or 2021. All other compensation consisted of the following:

	Incentive Management	Portfolio Manager
	Fee of Associated	and Other Variable		Total
	Capital* ($)	Remuneration* ($)	Perquisites ($)	Remuneration ($)
2022	-0-	310,453	-0-	310,453
2021	8,325,500	724,555	-0-	9,050,055

*	As described in the Employment Agreements section below.
Incentive Management Fee of Associated Capital in the table above is net of reallocation to other employees. Portfolio Manager and Other Variable Remuneration relates to fees earned for acting as portfolio and relationship manager of investment partnerships.

(b)

All other compensation represents compensation as the relationship manager for certain client accounts. Mr. Jamieson earned $3,202,536 and $3,425,308 for 2022 and 2021, respectively, in connection with services provided to GAMCO that is not reflected in the table above.

(c)	Mr. Goldstein earned $494,583 and $602,837 for 2022 and 2021, respectively, in connection with services provided to GAMCO that is not reflected in the table above.
(d)	Mr. Huvane earned $190,000 and $25,000 for 2022 in connection with services provided to Teton and GGCP, respectively, that is not reflected in the table above.
(e)	Mr. Schott served as Executive Vice President - Finance and Chief Financial Officer from January 4, 2021 until his resignation on July 8, 2022.

Employment Agreements

Mr. Mario J. Gabelli is currently the only named executive who has an employment agreement with the Company.

On November 30, 2015, Mr. Gabelli entered into the Employment Agreement with the Company, which was approved by the Company’s shareholders on November 12, 2015 and which limits his activities outside of the Company. The Employment Agreement had a three-year initial term with an automatic extension for an additional year on each anniversary of its effective date unless either party gives written notice of termination at least 90 days in advance of the expiration date. The Employment Agreement provides that Mr. Gabelli may not provide investment management services for compensation other than in his capacity as an officer or employee of AC, GAMCO, GGCP, LICT, CIBL, ICTC or Teton or their respective subsidiaries or affiliates except as to certain funds which were in existence at the time of the GAMCO initial public offering and which are subject to performance fee arrangements (collectively “Permissible Accounts”). Since the spin-off transaction, Mr. Gabelli served as a portfolio manager for various mutual funds and separately managed accounts managed by subsidiaries of GAMCO or Teton. The Employment Agreement permits Mr. Gabelli to serve as a director or officer of other entities, with or without compensation.

Mr. Gabelli (or, at his option, his designee) receives an Incentive Management Fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is providing services to the Company. Mr. Gabelli will be deemed to be “providing services” to the Company if he is providing any services to the Company, including, without limitation, services as a director, employee, portfolio manager, advisor or consultant. This Incentive Management Fee is subject to the Compensation Committee’s review at least annually for compliance with the terms of the Employment Agreement. The Employment Agreement may not be amended without the approval of the Compensation Committee and Mr. Gabelli.

Consistent with the practice of GAMCO since its inception in 1976, Mr. Gabelli also receives a percentage of revenues or net operating contribution, which are substantially derived from managing or overseeing the management of investment companies or partnerships, attracting investors for collective investment funds or partnership investments, attracting and/or managing separate accounts, providing investment banking services or otherwise generating revenues for the Company or its subsidiaries. Mr. Gabelli will be paid a percentage of the revenues or net operating contribution related to or generated by such business activities, in a manner and at payment rates as agreed to from time to time by Mr. Gabelli and the Company or the affected subsidiaries, which rates have been and generally will be the same as those received by other professionals in the Company or the affected subsidiaries performing similar services.

Dual Employees

In connection with our spin-off from GAMCO on November 30, 2015, we entered into a Transitional Administrative and Management Services Agreement with GAMCO. Pursuant to this agreement, certain employees perform services for both the Company and GAMCO. See Transitional Administrative and Management Services Agreement on page 22 for more information. The compensation paid to a dual employee is allocated between the companies based on the relative time spent working for each entity. Messrs. Mario J. Gabelli, Jamieson and Goldstein are dual employees; the footnotes to the Summary Compensation Table above provide information regarding their compensation paid by GAMCO.

PAY VERSUS PERFORMANCE

The following Pay Versus Performance table sets forth information for the Company's Principal Executive Officer ("PEO"), Douglas R. Jamieson for the years ended December 31, 2022 and 2021 as required by Item 402 of SEC Regulation S-K.

Pay Versus Performance Table
Year	Summary Compensation table total for PEO ($)	Compensation actually paid to PEO ($)(1)	Average summary compensation table total for non-PEO NEOs ($)	Average compensation actually paid to non-PEO NEOs ($)(1)	Value of initial fixed $100 investment based on Total Shareholder Return ($)	Net income ($ in thousands)
2022	1,234,829	1,178,471	274,316	181,020	119.07	(48,907)
2021	2,380,250	2,788,174	635,939	691,584	121.31	59,203

In 2022 and 2021, Douglas R. Jamieson was our Principal Executive Officer. In 2022, our remaining Non-PEO Named Executive Officers ("NEOs") consisted of Peter D. Goldstein, Senior Vice President, Chief Legal Officer, and Secretary, Patrick B. Huvane, Interim Chief Financial Officer, Ian J. McAdams, Interim Chief Financial Officer, and Timothy H. Schott, Executive Vice President - Finance and Chief Financial Officer until Mr. Schott's resignation on July 8, 2022. In 2021, our remaining Non-PEO Named Executive Officers ("NEOs") consisted of Peter D. Goldstein, Senior Vice President, Chief Legal Officer, and Secretary, Timothy H. Schott, Executive Vice President - Finance and Chief Financial Officer, and Kevin Handwerker, Executive Vice President, General Counsel and Secretary until his retirement on April 16, 2021.

The Compensation Committee believes the PEO's base salary reflects the value of the executive position and attributes the PEO brings to the Company, including tenure, experience, skill level and performance. No specific weights have been assigned to those factors. The Compensation Committee periodically reviews the salaries of the NEOs and adjusts them as needed to maintain market positioning and consistency with other similarly-situated executive officers and their evolving responsibilities.

Bonus payments are not tied to any financial performance measure and are discretionary based on the evaluation of each individual's performance, change in responsibilities and their potential to contribute to the success of the Company.

(1) Compensation Actually Paid was calculated beginning with each individual's total compensation reported in the Summary Compensation Table, and the following amounts were deducted from and added to such amounts:

	PEO		Non-PEO Named Executive Officer Average
	2022	2021	2022	2021
Summary Compensation Table	1,234,829	2,380,250	274,316	451,181
Deduction for amounts reported under the "Stock Awards" column in the Summary Compensation Table for applicable year	-	(1,146,240)	(46,913)	(185,070)
Increase based on ASC 718 fair value of awards granted during applicable fiscal year that remain unvested as of applicable fiscal year end, determined as of applicable year end	-	1,376,000	47,239	222,167
Increase/deduction for awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end, determined based on change in ASC 718 fair value from prior fiscal year end to applicable fiscal year end	(56,358)	175,644	(1,768)	-
Increase for awards granted during the prior fiscal year that vested during applicable fiscal year, determined based on change in ASC 718 fair value from prior fiscal year end to vesting date	-	2,520	-	-
Deduction for awards granted during a prior fiscal year that were forfeited during the applicable fiscal year, determined based on the ASC 718 fair value from prior fiscal year end	-	-	(91,375)	-
Compensation Actually Paid	1,178,471	2,788,174	181,500	488,278

All information provided above under the "Pay Versus Performance" heading will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Outstanding Equity Awards at December 31, 2022

The table below contains certain information concerning outstanding phantom stock awards (“PRSAs”) at December 31, 2022 for our Executive Chair and our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022

	Number of	Market Value
	Unvested	of Unvested
Name	PRSAs	PRSAs ($)
Mario J. Gabelli	-0-	-0-
Douglas R. Jamieson	55,800	2,343,042
Peter D. Goldstein	7,000	293,930
Patrick B. Huvane	-0-	-0-
Ian J. McAdams	4,500	188,955

(a)	The market value of the outstanding unvested AC PRSAs on the above table is determined with reference to the $41.99 per share closing price of AC’s Class A Stock on December 31, 2022.
(b)

Mr. Jamieson’s PRSAs will vest on August 8, 2023 as to 9,800 shares, on December 18, 2023 and 2025 as to 30% and 70%, respectively, of 14,000 shares, and on May 20, 2024 and 2026 as to 30% and 70%, respectively, of 32,000 shares in accordance with the terms of his PRSA agreements.

(c)	Mr. Goldstein’s PRSAs will vest on May 20, 2024 and 2026 as to 30% and 70%, respectively, of 7,000 shares in accordance with the terms of his PRSA agreement.
(d)	Mr. McAdams’s PRSAs will vest on August 3, 2025 and 2027 as to 30% and 70%, respectively, of 4,500 shares in accordance with the terms of his PRSA agreement.

Thirty percent of the PRSAs granted vest on the third anniversary of their grant. The remaining seventy percent vest on the fifth anniversary of their grant. Upon vesting, a participant is entitled to a payment in cash of the fair market value of one share of Class A Stock of the Company multiplied by the aggregate number of PRSAs vesting on that date. In addition, an amount equivalent to the cumulative dividends declared on shares of the Company’s Class A Stock during the vesting period will be paid to participants on vesting.

Certain dual employees may hold GAMCO restricted stock awards (e.g., due to services performed for GAMCO). Mr. Jamieson holds 100,000 unvested GAMCO restricted stock awards at December 31, 2022 with a market value of $1,524,000. Mr. Goldstein holds 4,000 unvested GAMCO restricted stock awards at December 31, 2022 with a market value of $60,960.

Potential Payments Upon Termination of Employment or Change of Control

Other than full vesting of outstanding phantom restricted stock awards, there were no potential payments upon termination of employment or change of control for any of the named executive officers as of December 31, 2022.

CEO Pay Ratio

Smaller reporting companies are not required to provide the information required by this item.

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of April 14, 2023, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, each of the named executive officers and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

	Title of	Number of	Percent of
Name of Beneficial Owner	Class	Shares	Class (%)
5% or More Shareholders
The Vanguard Group*	Class A	191,581(1)	6.5
Horizon Kinetics Asset Management LLC*	Class A	1,244,909(2)	42.2

Directors and Executive Officers
Mario J. Gabelli	Class A	82,165(3)	2.8
	Class B	18,425,673(4)	97.2
Douglas R. Jamieson	Class A	14,948	**
	Class B	29,471	**
Patrick B. Huvane	Class A	-0-	**
Ian J. McAdams	Class A	-0-	**
Peter D. Goldstein	Class A	1,694	**
Marc Gabelli	Class A	20,766	**
	Class B	81,018	**
Daniel R. Lee	Class A	-0-	**
Bruce M. Lisman	Class A	6,000	**
Richard T. Prins	Class A	-0-	**
Frederic V. Salerno	Class A	-0-	**
Salvatore F. Sodano	Class A	-0-	**
Elisa M. Wilson	Class A	4,100	**
	Class B	93,808	**

All Directors and Executive Officers as a Group (12 persons)	Class A	129,673	4.4
	Class B	18,629,970	98.2

*

The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355; Horizon Kinetics Asset Management LLC, 470 Park Avenue South, 4th Floor South, New York, NY 10016; and Mario J. Gabelli, GGCP, Inc., 191 Mason Street, Greenwich, CT 06830.

**	Represents beneficial ownership of less than 1%

(1)

Based on information contained in Amendment 6 to Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group beneficially owns an aggregate of 191,581 shares of Class A Stock, with shared voting power over 980 shares, sole dispositive power over 189,661 shares and shared dispositive power over 1,920 shares.

(2)

Based on information contained in Amendment 1 to a Schedule 13G filed with the SEC on January 30, 2023, Horizon Kinetics Asset Management LLC beneficially owns an aggregate of 1,244,909 shares of Class A Stock, with sole voting and dispositive power over these shares.

(3)	Of this amount, 5,000 shares are owned directly by Mr. Gabelli and 77,165 shares are owned by GGCP.
(4)

Of this amount, 1,932 are owned directly by Mr. Gabelli and 18,423,741 of these shares are owned by GGCP via Holdings. Mr. Gabelli may be deemed to have beneficial ownership of the Class B Stock held by Holdings on the basis of (i) his position as the Chief Executive Officer, a director and the controlling shareholder of GGCP, which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings. Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

DELINQUENT SECTION 16(A) FILINGS

Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time for 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 1, 2023, GGCP indirectly owns a majority of Associated Capital’s Class B Stock, representing approximately 95.7% of the combined voting power and approximately 84.3% of the outstanding shares of Associated Capital common stock. Mario J. Gabelli, the Company’s Executive Chair, is Chief Executive Officer, a director and the controlling shareholder of GGCP. Marc Gabelli is President, a director and a shareholder of GGCP. Ms. Elisa M. Wilson is a director of GGCP. Various other family members of Mario J. Gabelli are shareholders and directors of GGCP.

As of March 1, 2023, the Company owns approximately 2.4 million shares of GAMCO’s Class A Stock, representing approximately 1% of the combined voting power and 9% of the outstanding shares of GAMCO’s common stock. The Company received dividends of approximately $0.4 million on the GAMCO Class A shares during 2022.

PMV Consumer Acquisition Corp.

PMV Consumer Acquisition Corp. (“PMV”), is a shell company which was originally formed as a special purpose acquisition corporation, PMV and its sponsor, PMV Consumer Acquisition Holding Company, LLC ("Sponsor", collectively "Consolidated PMV") were previously consolidated in the financial statements of AC because AC had a controlling financial interest in these entities through AC's 100% ownership of the manager of the Sponsor. Commencing in August 2022, as a result of management and organizational restructuring negotiations, AC no longer controlled the manager of the Sponsor and thus no longer controlled Consolidated PMV. As a result, Consolidated PMV was deconsolidated from the financial statements in August 2022.

Company Spin-Off Agreements

In connection with the spin-off of the Company from GAMCO, Associated Capital has entered into certain agreements with GAMCO to define Associated Capital’s ongoing relationship with GAMCO after the spin-off. These agreements define responsibility for obligations arising before and after the distribution date, including obligations relating to Associated Capital’s employees, certain transitional services and taxes and are summarized below.

Indemnification. On November 30, 2015, we entered into a Separation and Distribution Agreement with GAMCO (the “Separation Agreement”), which contains the key provisions relating to the separation of our business from GAMCO and the distribution of the Associated Capital common stock. The Separation Agreement identified the assets transferred, liabilities assumed and contracts assigned to us by GAMCO and by us to GAMCO in the spin-off and describes when and how these transfers, assumptions and assignments occurred.

While all of the obligations in the Separation Agreement have been discharged, the provisions set forth below survive. As such, GAMCO and AC mutually (a) released each other from all liabilities relating to events, circumstances or actions taken prior to the distribution; and (b) agreed to indemnify each other and their directors, officers, employees, agents and affiliates against all losses, liabilities and damages incurred or suffered arising out of the other party’s (i) business, (ii) failure to satisfy liabilities, (iii) breach of the Separation Agreement; and (iv) untrue statements made in connection with regulatory filings or communications with investors or potential investors. Each of the releases and indemnities extends to each party’s respective affiliates and their directors, officers, employees and agents.

Transitional Administrative and Management Services Agreement. On November 30, 2015, we entered into a Transitional Administrative and Management Services Agreement with GAMCO (the “Transition Services Agreement”) pursuant to which the Company and GAMCO provide each other with a variety of services. Among the principal services GAMCO provides to us are:

•	accounting, financial reporting and consolidation services;

•	treasury services, including, without limitation, insurance and risk management services and administration of benefits;

•	tax planning, tax return preparation, recordkeeping and reporting services;

•	human resources, including but not limited to the sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations;

•	legal and compliance advice;

•	technical/technology consulting; and

•	operations and general administrative assistance, including office space, office equipment and furniture, payroll, procurement, and administrative personnel.

In providing the services pursuant to this agreement, GAMCO may, subject to the prior written consent of Associated Capital, employ consultants and other advisers in addition to utilizing its own employees. Services provided by GAMCO to Associated Capital or by Associated Capital to GAMCO under the Transitional Services Agreement are charged at cost. For the fiscal year ended December 31, 2022, GAMCO paid us approximately $3.8 million, and we paid approximately $5.7 million to GAMCO for services provided pursuant to the Transitional Services Agreement.

The Transitional Services Agreement initially had a term of twelve months but has been extended by agreement of the parties. The Transitional Services Agreement is terminable by either party on 30 days’ prior written notice to the other party.

Each of the Executive Chair and the following named executive officers of AC earned compensation during 2022 for services rendered to GAMCO as set forth below.

	AC Named Executive Officers' Compensation from GAMCO during 2022
	Earned for services	Grant date fair value of	Earned as incentive-based
	rendered to GAMCO	restricted stock awards	variable compensation from
Name	($)	granted by GAMCO ($)	GAMCO ($)
Mario J. Gabelli	-0-	-0-	29,219,515
Douglas R. Jamieson	2,202,536	-0-	1,000,000
Peter D. Goldstein	444,583	-0-	50,000
Patrick B. Huvane	-0-	-0-	-0-
Ian J. McAdams	-0-	-0-	-0-
Timothy H. Schott	-0-	-0-	-0-

Service Mark and Name License Agreement. On November 30, 2015 we entered into a Service Mark and Name License Agreement with GAMCO pursuant to which we have certain rights to use the “Gabelli” and “GAMCO” names.

GAMCO Leases

Since 1997, GAMCO has leased office space at One Corporate Center, Rye, NY from M4E, LLC (“M4E”), an entity owned by the adult children of the Executive Chair. Pursuant to a sublease with GAMCO, AC and its subsidiaries pay a monthly fixed lease amount based on the percentage of square footage occupied by its employees (including pro rata allocation of common space) at GAMCO’s corporate offices. For 2022, the Company paid $72.1 thousand to GAMCO under the sublease.

A portion of our offices at 191 Mason Street, Greenwich, CT is leased to affiliates (primarily GAMCO). During 2022 we received $116.4 thousand from affiliates (primarily GAMCO) pursuant to lease agreements for this property.

Our office building at 3 St. James Place, London, UK is fully leased to GAMCO commencing 2021. For the year ended December 31, 2022, we received $309.8 thousand under the lease agreement.

Investment in Securities and Partnerships

Associated Capital from time to time invests its cash in the Gabelli U.S. Treasury Money Market Fund (“GUSTO”), a money market mutual fund managed by Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO (“Gabelli Funds”). Associated Capital’s investment in GUSTO at December 31, 2022 was $209.3 million, and AC earned $0.4 million in interest from GUSTO for the year ended December 31, 2022.

Associated Capital’s investments in affiliated equity mutual funds (“Affiliated Funds”), which are advised by Gabelli Funds and Teton, a company controlled by Holdings, totaled $126.2 million as of December 31, 2022. Gains from investments and dividends earned from the Affiliated Funds was $10.2 million for the year ended December 31, 2022.

Associated Capital had an aggregate investment in affiliated partnerships and offshore funds of approximately $114.7 million at December 31, 2022.

Investment Advisory Services

Pursuant to a sub-advisory agreement between GCIA and Gabelli Funds, Gabelli Funds pays to GCIA 90% of the net revenues it receives related to investment advisory services provided to GAMCO International SICAV – GAMCO Merger Arbitrage, an investment company incorporated under the laws of Luxembourg (the “SICAV”). For this purpose, net revenues are defined as gross advisory fees less expenses related to payouts and expenses of the SICAV paid by Funds. In connection with these services, Gabelli Funds paid GCIA $7.1 million during 2022.

Pursuant to a sub-advisory agreement between GCIA and Gabelli Funds, Gabelli Funds pays to GCIA approximately 76.5% of the net management fees and incentive fees it receives related to investment advisory services provided to The Gabelli Merger Plus+ Trust Plc, a closed-end fund that is listed on the London Stock Exchange (“Merger Plus”). For this purpose, net management fees are defined as gross management fees less organizational expenses of Merger Plus paid by Gabelli Funds. In connection with these services, Gabelli Funds paid GCIA $0.6 million during 2022.

As general partner or co-general partner of various affiliated limited partnerships, GCIA receives a management fee based on a percentage of each partnership’s net assets and a 20% incentive allocation based on economic profits.

Mario J. Gabelli and GCIA serve as co-general partners of Gabelli Associates Fund, LP (“GAF”) and are entitled to an incentive allocation for these services. In 2022, Mario J. Gabelli earned $0.2 million in incentive fees from GAF. These amounts are included as Portfolio Manager and Other Variable Remuneration in the Summary Compensation Table above.

Permissible Accounts, as defined in the Employment Agreements section above, may include new investors provided that all of the performance fees, less expenses, earned on assets attributable to these investors (“Post-IPO AUM”) are paid to Associated Capital. Post-IPO AUM in Permissible Accounts totaled $214.9 million as of December 31, 2022. The Company did not earn performance fees on Post-IPO AUM in the year ended December 31, 2022.

Research and Brokerage Services

Other than a transition services agreement, Associated Capital does not have any significant continuing involvement in the operations of Morgan Group after the 2020 spin-off, and Associated Capital will not have the ability to influence operating or financial policies of Morgan Group.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at G.research unless they receive permission to maintain an outside account. G.research offers all of these staff members the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at G.research and have engaged in securities transactions through it at discounted rates.

Employment

Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices generally applicable to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members. Each of these immediate family members is a financially independent adult and none is an executive officer of the Company.

In addition to director fees, Mr. Marc Gabelli received no base salary and a bonus of $400,000 and usual and customary benefits for his services to the Company in 2022. These amounts do not reflect his compensation earned as a director of LICT, amounts attributable to his interest in M4E or other investment managers.

In August 2006, a son of the Executive Chair, who has been employed by one of our subsidiaries since 1998, was given responsibility for managing one such proprietary investment account. The balance in the account at December 31, 2022 was $23.1 million. In 2022, he was not allocated any incentive fees but he earned a base salary of $140,000. Stock-based compensation expense of $26,175 was recognized by the Company for financial statement reporting purposes in 2022 related to phantom restricted stock awards granted to him. These amounts do not reflect any compensation he earned in connection with services provided to other investment managers or other amounts attributable to his interest in M4E.

A son of our Executive Chair, who has been employed by one of our subsidiaries since 2006, received a base salary of $225,000, no bonus, $1,435,000 in variable compensation and usual and customary benefits for his services to the Company in 2022. In connection with services provided to GAMCO in 2022, he earned variable compensation of $1,152,153 plus usual and customary benefits. In addition, stock-based compensation expense of $156,148 was recognized by the Company for financial statement reporting purposes in 2022 related to phantom restricted stock awards granted to him. These amounts do not reflect any amounts attributable to his interest in M4E.

A sister-in-law of Mr. Jamieson, who has been employed by one of our subsidiaries in a marketing role since 1996, received a base salary of $130,000, a bonus of $40,000 and $23,104 in variable compensation and usual and customary benefits for her services to the Company in 2022. Stock-based compensation expense of $31,246 was recognized by the Company for financial statement reporting purposes in 2022 related to phantom restricted stock awards granted to her. These amounts do not reflect any compensation she earned in connection with services provided to GAMCO.

Other Related Party Transactions

Associated Capital and GAMCO each incur certain overhead expenses that are also attributable to other affiliates. These overhead expenses are allocated at cost among the affiliates as the expenses are incurred in proportion to the usage of the particular service. The allocation methodologies used are periodically reviewed by the management of Associated Capital and the affiliates for reasonableness.

REPORT OF THE AUDIT COMMITTEE

Messrs. Sodano, Lisman and Salerno, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.

The Board has adopted a written charter for the Audit Committee. A copy of that charter can be found on the Company’s website at https://www.associated-capital-group.com/ir/CorporateGovernance. Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

We have reviewed and discussed the Company’s audited 2022 financial statements with management and with D&T, the Company’s independent registered public accounting firm.

We have discussed with D&T the matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

We have received from D&T the written statements required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and have discussed its independence with the independent accountant.

Based on the review and discussions referred to above, we have recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Salvatore F. Sodano, Chair

Bruce M. Lisman

Frederic V. Salerno

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Deloitte & Touche LLP

Our Audit Committee approved the engagement of D&T as the Company’s independent registered public accounting firm for the year ending December 31, 2023. D&T has been the Company’s independent registered public accounting firm since November 30, 2015. In addition, D&T was the independent registered public accounting firm of Gabelli Securities Group, the predecessor of the Company, for 2012 through 2014. “Gabelli Securities Group” refers to the businesses that were spun off from GBL. In deciding to engage D&T, the Audit Committee reviewed auditor independence and existing commercial relationships with D&T and concluded that D&T has no commercial relationship with the Company that would impair its independence. During the fiscal year ended December 31, 2022 and in the subsequent interim period through March 31, 2023, neither the Company nor anyone acting on its behalf has consulted with D&T on any of the matters or events set forth in Item 304(a)(2) of Regulation S−K.

A representative of D&T will be present at the 2023 Annual Meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

D&T Fees for 2022 and 2021

Fees for professional services provided by our independent registered public accounting firm in 2022 and 2021, in each of the following categories, were:

	2022	2021
Audit Fees	$646,000	$761,021
Audit-Related Fees	-0-	-0-
Tax Fees	6,006	40,974
All Other Fees	1,027	1,027

Audit fees relate to the audit of our annual financial statements and the review of interim financial statements included in our quarterly reports on Form 10-Q. Audit-related fees include fees for the preparation of consent letters in connection with the filing of registration statements with the SEC. Tax fees were for assistance with federal tax filings. All other fees represent subscription charges for access to online technical resources. The engagement of the Company’s independent auditors is approved by the Audit Committee and then recommended to the whole Board for approval.

Audit Committees’ Pre-Approval Policies and Procedures

As part of its duties, the Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm to see that the provision of such services does not impair the auditors’ independence. For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. None of the fees for services described above under the captions “Audit Fees,” “Tax Fees” or “All Other Fees” approved by the Audit Committee were approved pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must deliver such proposals so that they are received by our Secretary at our principal executive offices at 191 Mason Street, Greenwich, CT 06830 by December 29, 2023 in order to be considered for inclusion in next year’s proxy statement and proxy. For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely under our Amended and Restated Bylaws, the Company must receive notice of such proposal, or any nomination of a director by a shareholder, no earlier than February 3, 2024 and no later than March 6, 2024.

OTHER MATTERS

We know of no other matters to be presented at the 2023 Annual Meeting other than the election of directors and the ratification of auditors, all as described above. If other matters are properly presented at the 2023 Annual Meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2022. Requests should be in writing and addressed to our Secretary at Associated Capital Group, Inc., 191 Mason Street, Greenwich, CT 06830.

ANNEX A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with Associated Capital Group, Inc. (together with its consolidated subsidiaries, “Associated Capital”) or its affiliates or any member of the senior management of Associated Capital or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of Associated Capital’s shareholders. In making this determination, the Board shall apply the following standards:

•

A director who is an employee, or whose immediate family member is an executive officer, of Associated Capital will not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chair or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•

A director who received, or whose immediate family member received, in any twelve-month period over the last three years more than $120,000 in direct compensation from Associated Capital will not be deemed independent. In calculating such compensation, the following will be excluded:

○	director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

○	compensation received by a director for former service as an interim Chair or Chief Executive Officer; and

○	compensation received by an immediate family member for service as a non-executive officer employee of Associated Capital.

•	A director will not be considered independent if:

○	the director is a current partner or employee of a firm that is Associated Capital’s internal or external auditor;

○	the director has an immediate family member who is a current partner of Associated Capital’s internal or external auditor;

○	the director has an immediate family member who is a current employee of Associated Capital’s internal or external auditor and personally works on Associated Capital’s audit; or

○

the director or an immediate family member was within the last three years a partner or employee of Associated Capital’s internal or external auditor and personally worked on Associated Capital’s audit within that time.

•

A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Associated Capital’s current executive officers serve on that company’s compensation committee will not be deemed independent.

•

A director who is a current employee, or whose immediate family member is an executive officer, of an entity that makes payments to, or receives payments from, Associated Capital for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent.

•

A director who serves as an executive officer of a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from Associated Capital, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved by the Board and disclosed in Associated Capital’s proxy statement.

For purposes of these Guidelines, the terms:

•

“affiliate” means any consolidated subsidiary of Associated Capital and any other company or entity that controls, is controlled by or is under common control with Associated Capital, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•

“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with Associated Capital and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, Associated Capital and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirements set forth by the Board.

ASSOCIATED VOTE
CAPITAL GROUP

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Mario J. Gabelli	☐	☐	02 - Marc Gabelli	☐	☐	03 - Daniel R. Lee	☐	☐
04 - Bruce M. Lisman	☐	☐	05 - Frederic V. Salerno	☐	☐	06 - Salvatore F. Sodano	☐	☐
07 - Elisa M. Wilson	☐	☐	08 - Douglas R. Jamieson	☐	☐	09 - Richard T. Prins	☐	☐

	For	Against	Abstain
2. The ratification of Deloitte & Touche LLP as the Company's independent registered public accountants for the year ending December 31, 2023.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03T22C

2023 Annual Meeting Admission Ticket

The 2023 Annual Meeting of Shareholders of Associated Capital Group, Inc.
June 2, 2023 at 4:00 p.m., EDT, at the offices of
Associated Capital Group, Inc., located at
191 Mason Street, Greenwich, Connecticut 06830.

The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022 are available free of charge on the following website:
https://www.associated-capital-group.com/Gab_pdf/SEC/2022_Annual.pdf
www.associated-capital-group.com/GAB_pdf/SEC/2022_proxy.pdf

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Associated Capital Group, Inc.

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders, June 2, 2023

(See Proxy Statement for discussion of items)

The undersigned hereby appoints Peter D. Goldstein, David M. Goldman, Patrick B. Huvane and Ian J. McAdams, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of Class A and Class B Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2023 Annual Meeting of Shareholders of Associated Capital Group, Inc., or any adjournments or postponements thereof. The meeting is scheduled to be held at 4:00 p.m. on Friday, June 2, 2023, in person at the offices of Associated Capital Group, Inc., located at 191 Mason Street, Greenwich, Connecticut 06830, and at any **adjournment or postponements thereof.** This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐